EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
invrel@stamps.com	publicrelations@stamps.com

STAMPS.COM ANNOUNCES RECORD NON-GAAP EARNINGS PER SHARE OF $0.57

Core PC Postage Revenue up 16%; Non-GAAP Operating Income up 56%;
Non-GAAP Earnings Per Share up 68%

El Segundo, CA – April 24, 2013 – Stamps.com® (Nasdaq: STMP), the leading provider of postage online and shipping software solutions, today announced results for the first quarter ended March 31, 2013.

Highlights for the first quarter:

•	Core PC Postage revenue was $30.3 million, up 16% from the first quarter of 2012.

•	Total revenue was $32.1 million, up 13% compared to the first quarter of 2012.

•	Non-GAAP operating margin was 27.9% compared to 20.3% in the first quarter of 2012.

•	GAAP net income was $7.9 million or $0.49 per fully diluted share, including $1.1 million in stock-based compensation expense.

•
On a non-GAAP basis, excluding the stock-based compensation expense, income from operations was $9.0 million, net income was $9.0 million and net income per fully diluted share was $0.57, up 56%, 57% and 68%, respectively, versus the first quarter of 2012.

"We are very pleased with our record earnings and the continued strength in our core PC Postage business,” said Ken McBride, Stamps.com Chairman and CEO.  “Despite a continued tough economic environment, we maintained strength across our business lines. In addition to our revenue and earnings records this quarter, during the first quarter we hit our highest ever level of total paid customers, we added our largest number of new paid customers, we had our largest number of new customer acquired, and we continued to see strong growth in our enterprise and high volume shipping businesses. As a result of the strength across all areas of our business, we raised our 2013 guidance today.”

First Quarter 2013 Detailed Results

Core PC Postage revenue--including our small business, enterprise and high volume shipping customer segments, and excluding enhanced promotion and PhotoStamps revenue--was $30.3 million, up 16% versus the first quarter of 2012.  Non-core PC Postage revenue from the enhanced promotion channel which includes online programs where additional promotions are provided directly by marketing partners, was $0.8 million which was flat versus the first quarter of 2012. PhotoStamps revenue was $1.0 million which was down 21% versus the first quarter of 2012 as the Company continues to minimize its investment in this area.  PC Postage gross margin was 78.0%, PhotoStamps gross margin was 19.3% and total gross margin was 76.2%.

First quarter GAAP net income was $7.9 million. On a per share basis, total first quarter 2013 GAAP net income was $0.49 based on 16.0 million fully diluted shares outstanding. First quarter 2013 GAAP net income was reduced by $1.1 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2013
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp. Exp.	Amounts

Cost of Sales	$7.55	$0.11	$7.65
Research & Development	2.34	0.29	2.62
Sales & Marketing	10.15	0.24	10.38
General & Administrative	3.12	0.51	3.63

Total Expenses	23.14	1.14	24.29

Gross Margin	76.5%	(0.3%)	76.2%

Income (Loss) from Operations	8.96	(1.14)	7.81

Operating Margin	27.9%	(3.6%)	24.3%

Interest and Other Income	0.15	-	0.15

Pre-Tax Income (Loss)	9.11	(1.14)	7.97

Provision for Income Taxes	(0.06)	-	(0.06)

Net Income	9.05	(1.14)	7.91

On a diluted per share basis	$0.57	$(0.07)	$0.49

Shares used in per share calculation	16.00	16.00	16.00

Excluding the stock-based compensation expense, first quarter 2013 non-GAAP operating income was $9.0 million and non-GAAP net income was $9.0 million or $0.57 per share based on 16.0 million fully diluted shares outstanding. This compares to first quarter 2012 non-GAAP operating income of $5.7 million and non-GAAP net income of $5.8 million or $0.34 per share based on fully diluted shares outstanding of 17.2 million. Thus, first quarter non-GAAP operating income, non-GAAP net income and non-GAAP fully diluted earnings per share increased by 56%, 57% and 68% year-over-year, respectively.

Stamps.com has approximately $205 million in Federal Net Operating Losses (NOLs) and $100 million in State NOLs. The Company estimates its ownership shift was approximately 20% as of January 31, 2013, which is below the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules. As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Share Repurchase

During the first quarter of 2013, the Company repurchased a total of 73 thousand shares at a total cost of $1.7 million. On April 18, 2013, the Board of Directors approved a new share repurchase program that replaces all prior repurchase programs and authorizes the Company to repurchase up to 1.0 million shares of Stamps.com stock during the next six months.

Business Outlook

Stamps.com currently expects 2013 total revenue to be in a range of $125 to $135 million; this compares to previous guidance of $120 to $130 million. GAAP net income per share for 2013 is expected to be in a range of $1.68 to $1.88; this compares to a previous guidance range of $1.48 to $1.68. GAAP net income per share includes approximately $4.5 million of stock-based compensation expense. Excluding the stock-based compensation expense, 2013 non-GAAP net income per fully diluted share is expected to be in a range of $1.95 to $2.15; this compares to previous guidance of $1.75 to $1.95.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past seven years and current year-to- date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with HP/Snapfish and others.

About Non-GAAP Measures and Share Repurchase Timing

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin and non-GAAP operating margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial tables of this earnings release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude items such as stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, one-time expenses such as those associated with the relocation of our corporate headquarters and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share repurchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2013	2012
Revenues:
Service	$24,848	$21,387
Product	4,476	3,929
Insurance	1,746	1,662
PhotoStamps	1,030	1,312
Other	1	3
Total revenues	32,101	28,293
Cost of revenues:
Service	4,555	4,239
Product	1,625	1,460
Insurance	641	535
PhotoStamps	831	1,029
Total cost of revenues	7,652	7,263
Gross profit	24,449	21,030
Operating expenses:
Sales and marketing	10,383	10,107
Research and development	2,625	2,657
General and administrative	3,626	3,845
Total operating expenses	16,634	16,609
Income from operations	7,815	4,421
Interest and other income, net	154	124
Income before income taxes	7,969	4,545
Income tax expense (benefit)	63	(11,815)
Net income	$7,906	$16,360
Net income per share:
Basic	$0.52	$1.01
Diluted	$0.49	$0.95
Weighted average shares outstanding:
Basic	15,328	16,250
Diluted	16,000	17,173

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2013	2012

ASSETS
Cash and investments	$57,187	$46,619
Accounts receivable	10,628	14,432
Other current assets	5,868	5,602
Property and equipment, net	28,262	28,631
Intangible assets, net	1,197	1,262
Deferred tax	30,549	30,549
Other assets	4,009	3,757
Total assets	$137,700	$130,852

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$14,895	$16,366
Deferred revenue	1,521	1,532
Total liabilities	16,416	17,898

Stockholders' equity:
Common stock	50	50
Additional paid-in capital	651,905	649,694
Treasury Stock	(157,008)	(155,260)
Accumulated deficit	(373,875)	(381,781)
Unrealized gain on investments	212	251
Total stockholders' equity	121,284	112,954
Total liabilities and stockholders' equity	$137,700	$130,852